EXHIBIT 5.1

[MILLER THOMSON LLP LETTERHEAD]

June 30, 2011

Merrill Lynch, Pierce, Fenner & Smith Incorporated

HSBC Securities (USA) Inc.

National Bank Financial Inc.

RBC Capital Markets, LLC

as Representatives of the Underwriters (as defined below)

c/o RBC Capital Markets, LLC

Three World Financial Center

200 Vesey Street

New York, New York 10281

Re:	Hydro-Québec—Issue of US$1,000,000,000, 2.000% Global Notes Series JO due June 30, 2016, guaranteed irrevocably and unconditionally by Québec

Dear Sirs:

As counsel for Hydro-Québec and Québec in the matter of the issue and sale by Hydro-Québec to the Underwriters of US$1,000,000,000 aggregate principal amount of Hydro-Québec’s 2.000% Global Notes Series JO due June 30, 2016 (the “Notes”) and bearing the irrevocable and unconditional guarantee of Québec (the “Guarantee”), we have examined the following:

a)

a copy of Registration Statements Nos 33-76074 and 333-112298 of Hydro-Québec and Québec filed with the Securities and Exchange Commission (the “SEC”) on March 4, 1994 and on January 29, 2004, respectively (such Registration Statements and all material incorporated therein by reference being hereinafter called the “Registration Statements”);

b)

a copy of the prospectus dated February 2, 2004 forming part of the Registration Statements and all material incorporated by reference therein (the “Prospectus”), of the preliminary prospectus supplement dated June 23, 2011 and of the prospectus supplement dated June 23, 2011 relating to the Notes (the preliminary prospectus supplement and the prospectus supplement and all material incorporated by reference therein being hereinafter called the “Prospectus Supplement”);

c)

an electronic transmission of an executed copy of the Terms Agreement entered into among Hydro-Québec, Québec and RBC Capital Markets, LLC, as attorney-in-fact of the several underwriters named therein (the “Underwriters”), dated June 23, 2011 which incorporates by reference all of the provisions of the Hydro-Québec Underwriting Agreement Standard Provisions dated June 23, 2011 (the “Terms Agreement”);

d)

an electronic transmission of an executed copy of the Fiscal Agency Agreement dated as of June 30, 2011 between Hydro-Québec, Québec, Deutsche Bank Trust Company Americas and Deutsche Bank AG, London Branch (the “Fiscal Agency Agreement”);

e)

a copy of the Global Notes (as such term is defined in the Fiscal Agency Agreement) authenticated by the Fiscal Agent (as defined in the Fiscal Agency Agreement), signed by representatives of Hydro-Québec and with the Guarantees endorsed thereon by a representative of Québec.

f)

copies of By-law N° 708 of Hydro-Québec enacted on November 7, 2003 in relation to the Registration Statement No 333-112298 filed on January 29, 2004 and of By-law N° 739 of Hydro-Québec enacted on October 15, 2010 with respect to the authorization for the issue and sale of the Notes, as certified by an authorized representative of Hydro-Québec as of the date hereof (the “By-law”);

g)

a copy of Resolution HA-209/2008 of the Board of Directors of Hydro-Québec adopted on December 12, 2008, authorizing certain persons to act as representatives of Hydro-Québec in connection with financial transactions, including any borrowing (the “Resolution”);

h)

copies of Order in Council N° 1270-2003 adopted by the Gouvernement du Québec on December 3, 2003, to approve By-law N° 708 of Hydro-Québec and of Order in Council N° 1150-2010 adopted by the Gouvernement du Québec on December 15, 2010 to approve By-law N° 739 of Hydro-Québec and authorize the borrowing of Hydro-Québec by the issue of the Notes and the Guarantee (the “Order in Council”);

i)

a signed copy of a letter dated June 23, 2011 addressed to Mr. John Parisella, Delegate General in New-York by the authorized representatives of Hydro-Québec, authorizing certain persons to sign, on behalf of Hydro-Québec, the Terms Agreement, the Fiscal Agency Agreement, and other documents relating to the issuance and sale of the Notes, as certified by an authorized representative of Hydro-Québec as of the date hereof;

j)

a copy of ministerial order N° FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the “Ministerial Order”) authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowings of Québec and a signed copy of a letter dated June 23, 2011 addressed to Mr. John Parisella, Delegate General in New York, by an authorized official of Québec authorizing certain persons to sign, on behalf of Québec, the Terms Agreement, the Fiscal Agency Agreement and the Guarantee, as certified by an authorized official of the Ministère des Finances of Québec as of the date hereof;

k)	a certificate, dated June 30, 2011, of the authorized representatives of Hydro-Québec pursuant to Section 5(h) of the Terms Agreement;

l)	a certificate, dated June 30, 2011, of an authorized official of Québec pursuant to Section 5(i) of the Terms Agreement;

m)

a certificate of the authorized representatives of Hydro-Québec dated June 30, 2011 as to the delivery of the Notes and the amount of other debt securities of Hydro-Québec outstanding on the date hereof and certifying that the Terms Agreement and the Fiscal

Agency Agreement were signed and delivered outside Québec and that the Notes were delivered outside Québec;

n)	a certificate of the Assistant Corporate Secretary of Hydro-Québec dated June 30, 2011 as to the authorized representatives (and signatories) of Hydro-Québec, their titles and specimen signatures;

o)	a certificate of the Secretary to the Ministère des Finances of Québec dated June 30, 2011 as to the authorized officials (signatories) of Québec, their titles and specimen signatures;

p)	a certificate of the Assistant Corporate Secretary of Hydro-Québec dated June 30, 2011 as to the validity of the By-law and the Resolution;

q)	certificates of the Secrétariat du Conseil exécutif dated June 30, 2011 as to the validity of the Orders in Council;

r)	the Taxation Act (Québec), the Income Tax Act (Canada) and the regulations adopted thereunder (together the “Canadian Tax Act”);

s)	the Hydro-Québec Act (Québec), the Civil Code of Québec and all other applicable laws of Canada and of Québec; and

t)	such other documents and legislation as we have considered necessary or appropriate to examine for the purpose of this opinion.

For the purpose of this opinion, we have:

i)

assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied, electronic or facsimile copies;

ii)	assumed that the Terms Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than Hydro-Québec and Québec;

iii)	assumed that a draft of the Prospectus Supplement containing, inter alia, a description of the terms of the Notes was delivered to the Underwriters, at or prior to the signing of the Terms Agreement;

iv)	assumed that, insofar as any obligation fails to be performed in any jurisdiction outside Québec, its performance would not be illegal or ineffective by virtue of the laws of that jurisdiction; and

v)	relied on the certificate of the authorized representatives of Hydro-Québec relating to the debt securities of Hydro-Québec outstanding as at the date hereof and to certain questions of fact.

Based on the foregoing and subject to the qualifications below, we are of the following opinion:

A)	Hydro-Québec is a duly constituted and existing corporation under the laws of Québec, with power to possess its properties and conduct its business as described in the Prospectus Supplement;

B)

the Notes have been duly authorized and have been duly executed, issued, authenticated and delivered in accordance with the laws of Québec, the By-law, the Resolution and the Orders in Council, and the Notes and the covenants therein contained constitute valid, binding, unsecured and unconditional obligations of Hydro-Québec, enforceable against Hydro-Québec in accordance with their terms, subject to the qualifications set forth in paragraph H) herein and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

(1)	the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

(2)

the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

(3)	a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

(4)	the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce the obligations resulting from Québec law; or

(5)	the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

C)	the Notes rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding on the date hereof;

D)

the Terms Agreement and the Fiscal Agency Agreement have been duly authorized and have been duly executed and delivered by Hydro-Québec in accordance with the By-Law, the Resolution and the Order in Council;

E)

the Guarantee has been duly authorized and has been duly executed, issued and delivered in accordance with the laws of Québec, the Order in Council and the Ministerial Order and the Guarantee and the covenants therein contained constitute valid, binding and unconditional obligations of Québec enforceable against Québec in accordance with their terms subject to the qualification set forth and referred to in paragraphs B) and H) hereof, and the full faith and credit of Québec have been pledged for the payment of the principal and interest on the Notes and for the performance of the Guarantee, and all funds required to give effect to the Guarantee will be taken out of the Consolidated Revenu Fund of Québec;

F)	the Terms Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by Québec in accordance with the Order in Council and the Ministerial Order;

G)

all necessary actions have been duly taken by or on behalf of Hydro-Québec and Québec and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by Hydro-Québec and Québec, as the case may be, of the Terms Agreement, the Fiscal Agency Agreement, the Notes and the Guarantee, and for the issuance and sale of the Notes pursuant to the Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance or sale and no authorizations or approvals under the laws of Canada are necessary therefor;

H)

neither Hydro-Québec nor Québec enjoys, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Terms Agreement, the Fiscal Agency Agreement, the Notes and the Guarantee, subject to the following qualifications:

(1)	the provisions of the Hydro-Québec Act which bar extraordinary recourses (quo warranto, mandamus and evocation) and injunction against Hydro-Québec;

(2)

the provisions of the Code of Civil Procedures of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and judicial sequestration) against the Gouvernement du Québec; and

(3)	the general immunity of the state from compensation, set-off, acquisitive prescription, attachment and execution on a judgment.

I)

the choice of the laws of Québec and the laws of Canada applicable in Québec by Hydro-Québec and Québec in the Terms Agreement, the Fiscal Agency Agreement, the Notes and the Guarantee is a valid choice of law and, accordingly, would be recognized and applied by the courts of Canada and Québec if the Terms Agreement, the Fiscal Agency Agreement, the Notes or the Guarantee or any claim made thereunder is brought before any such court; the submission of Hydro-Québec and the Guarantor pursuant to Section 15 of the Terms Agreement and Section 21(2) of the Fiscal Agency Agreement to the non-exclusive jurisdiction of any state or federal court in The City of New York, in respect of any action by any Underwriter, or by any person controlling such Underwriter, arising out of or based upon the Terms Agreement, or any action brought by any of the holders of Notes or the Fiscal Agent arising out of or based upon the Fiscal Agency Agreement, the Notes or the Guarantee, as the case may be, is legal, valid and binding; the appointment of the Delegate General of Québec in The City of New York as agent to receive service of process on behalf of Hydro-Québec and Québec for the purposes described in Section 15 of the Terms Agreement and Section 21(2) of the Fiscal Agency Agreement is legal, valid and binding; service of process effected in the manner set forth in Section 15 of the Terms

Agreement and Section 21(2) of the Fiscal Agency Agreement, assuming its validity under New York law, will be effective to confer valid personal jurisdiction over Hydro-Québec and Québec; and

J)

there are no withholding taxes payable under the laws of Canada or Québec in respect of any Notes or interest thereon; there are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Notes or interest thereon by an owner who, at all relevant times, for purposes of the Canadian Tax Act is not, and is not deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Notes in or in the course of carrying on a business in Canada, is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act; there are no estate taxes or succession duties imposed by Canada or Québec in respect of any Notes or the interest thereon.

During the course of the preparation of the Prospectus Supplement, we participated in conferences and discussions with representatives of Hydro-Québec, Québec, your representatives and your counsel during which the content of the Prospectus Supplement and certain related matters were discussed. Furthermore, between the date of the Prospectus Supplement and the time of delivery of this letter, we participated in further discussions with representatives of Hydro-Québec, Québec, your representatives and your counsel.

Based upon such participation and upon our examination of the documents referred to above: (i) we have no reason to believe that, as of June 23, 2011, either the Registration Statements, the Pricing Disclosure Package (as each expression is defined in the Terms Agreement) or the Prospectus as supplemented by the Prospectus Supplement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and on the basis of our involvement in the preparation of the Registration Statements, the Pricing Disclosure Package, the Prospectus and the Prospectus Supplement, we have no reason to believe that the Prospectus as supplemented by the Prospectus Supplement, as of the date and time of delivery of this letter, or the Pricing Disclosure Package and the Prospectus Supplement, at the Applicable Time (as such expression is defined in the Terms Agreement) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the descriptions in the Registration Statements and the Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and (iii) we do not know of any legal or governmental proceedings required to be described in the Prospectus Supplement which are not described as required, nor of any contracts or documents of a character required to be described in the Registration Statements or the Prospectus or to be filed as exhibits to the Registration Statements which are not described and filed as required.

Our opinion with respect to Canadian taxes under the caption “Description of the Securities – Canadian Taxes on Debt Securities” in the Prospectus and the caption “Tax Matters – Canadian Federal Income Taxation” in the Prospectus Supplement are accurately described therein and we hereby consent to the references to us under such headings and to the filing of our opinion with the SEC. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The foregoing opinions are subject to the following qualifications:

a)	the foregoing opinions are based upon legislation in effect as of the date hereof and are limited to the laws of Québec and the laws of Canada applicable therein;

b)

we do not express any opinion or belief as to the financial statements or other financial or statistical data contained in the Registration Statements, the Prospectus and the Prospectus Supplement, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein except for those made in the Prospectus under the caption “Plan of Distribution” and in the Prospectus Supplement under the caption “Description of the Securities”, “Description of Notes” and “Underwriting” insofar as they relate to provisions of documents therein described and to the Notes;

c)

the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction;

d)

the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances; and

e)	under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada.

The foregoing opinions are expressed solely for the benefit of the addressees in connection with the proposed issue of the Notes. They are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior written consent.

Yours very truly,

(S) Miller Thomson LLP